Filed pursuant to Rule 433

Registration Statement No. 333-237461

March 30, 2020

THE TJX COMPANIES, INC.

Pricing Term Sheet

3.500% Notes due 2025

3.750% Notes due 2027

3.875% Notes due 2030

4.500% Notes due 2050

Issuer:	The TJX Companies, Inc.

Securities:	3.500% Notes due 2025 (the “2025 Notes”)
3.750% Notes due 2027 (the “2027 Notes”)
3.875% Notes due 2030 (the “2030 Notes”)
4.500% Notes due 2050 (the “2050 Notes”)

Trade Date:	March 30, 2020

Settlement:	T+2; April 1, 2020

Principal Amount:

2025 Notes:	$ 1,250,000,000

2027 Notes:	$ 750,000,000

2030 Notes:	$ 1,250,000,000

2050 Notes:	$ 750,000,000

Maturity:

2025 Notes:	April 15, 2025

2027 Notes:	April 15, 2027

2030 Notes:	April 15, 2030

2050 Notes:	April 15, 2050

Coupon:

2025 Notes:	3.500%

2027 Notes:	3.750%

2030 Notes:	3.875%

2050 Notes:	4.500%

Interest Payment Dates:

2025 Notes:	October 15 and April 15, beginning October 15, 2020

2027 Notes:	October 15 and April 15, beginning October 15, 2020

2030 Notes:	October 15 and April 15, beginning October 15, 2020

2050 Notes:	October 15 and April 15, beginning October 15, 2020

Benchmark Treasury:

2025 Notes:	0.500% due March 31, 2025

2027 Notes:	0.625% due March 31, 2027

2030 Notes:	1.500% due February 15, 2030

2050 Notes:	2.375% due November 15, 2049

Benchmark Treasury Yield:

2025 Notes:	0.388%

2027 Notes:	0.561%

2030 Notes:	0.690%

2050 Notes:	1.336%

Spread to Benchmark Treasury:

2025 Notes:	+320 basis points

2027 Notes:	+320 basis points

2030 Notes:	+320 basis points

2050 Notes:	+320 basis points

Yield to Maturity:

2025 Notes:	3.588%

2027 Notes:	3.761%

2030 Notes:	3.890%

2050 Notes:	4.536%

Price to Public:

2025 Notes:	99.596% of face amount

2027 Notes:	99.931% of face amount

2030 Notes:	99.875% of face amount

2050 Notes:	99.411% of face amount

Net Proceeds, Before Expenses:	$3,961,577,500

Redemption Provisions:

Make-Whole Call:

2025 Notes:	Prior to March 15, 2025 (one month prior to their maturity), Treasury plus 50 basis points

2027 Notes:	Prior to February 15, 2027 (two months prior to their maturity), Treasury plus 50 basis points

2030 Notes:	Prior to January 15, 2030 (three months prior to their maturity), Treasury plus 50 basis points

2050 Notes:	Prior to October 15, 2049 (six months prior to their maturity), Treasury plus 50 basis points

Par Call:

2025 Notes:	On or after March 15, 2025 at 100.000%

2027 Notes:	On or after February 15, 2027 at 100.000%

2030 Notes:	On or after January 15, 2030 at 100.000%

2050 Notes:	On or after October 15, 2049 at 100.000%

CUSIPs:

2025 Notes:	872540 AR0

2027 Notes:	872540 AS8

2030 Notes:	872540 AT6

2050 Notes:	872540 AU3

Ratings	A2 (Moody’s) / A (S&P)

Joint Book-Running Managers:	BofA Securities, Inc.

Deutsche Bank Securities Inc.

U.S. Bancorp Investments, Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Co-Managers:	KeyBanc Capital Markets Inc.

NatWest Markets Securities Inc.

Scotia Capital (USA) Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

Wells Fargo Securities, LLC

BNY Mellon Capital Markets, LLC

Barclays Capital Inc.

Citizens Capital Markets, Inc.

Commerz Markets LLC

Fifth Third Securities, Inc.

PNC Capital Markets LLC

Santander Investment Securities Inc.

Note: A securities rating is not a recommendation to buy, sell or hold these notes. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

The issuer has filed a registration statement, including the preliminary prospectus supplement and accompanying prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the registration statement, including the preliminary prospectus supplement and accompanying prospectus, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and accompanying prospectus if you request it by calling BofA Securities, Inc. at 1-800-294-1322; Deutsche Bank Securities Inc. toll-free at 1-800-503-4611; or U.S. Bancorp Investments, Inc. at 1-877-558-2607.

This pricing term sheet supplements and updates the information contained in the preliminary prospectus supplement issued by The TJX Companies, Inc. on March 30, 2020 relating to its prospectus dated March 30, 2020.